EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT

ARCHER-DANIELS-MIDLAND COMPANY

June 30, 2012

Following is a list of the Registrant's subsidiaries showing the percentage of voting securities owned:

	Organized Under Laws of	Ownership

ADM Worldwide Holdings LP (A)	Cayman Islands	100
ADM Europe BV (B)	Netherlands	100
ADM Canadian Holdings BV (C)	Netherlands	100
ADM Agri-Industries Company (D)	Canada	100

(A) ADM Worldwide Holdings LP owns ADM Europe BV and forty-three subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(B) ADM Europe BV owns ADM Canadian Holdings BV and one hundred forty-four subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(C) ADM Canadian Holdings BV has one subsidiary company, ADM Agri-Industries Company.

(D) ADM Agri-Industries Company owns seventeen subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

The names of fifty-seven domestic subsidiaries and seventy-one international subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.